EXHIBIT 10.2
FACILITIES SUBLEASE AND LICENSE AGREEMENT

This Facilities Sublease and License Agreement (the “Agreement”) is made as of the 24th day of May, 2013 (the “Effective Date”), by and between Targeted Growth, Inc. (“TGI”), a Washington corporation, and Global Clean Energy Holdings, Inc. (“GCEH”), a Delaware corporation (collectively referred to as the “Parties” and individually as a “Party”).

RECITALS

A.           TGI and GCEH have entered into an Asset Purchase Agreement dated March 12, 2013 (the “APA”), pursuant to which TGI has sold to GCEH, and GCEH has purchased from TGI, certain assets related to related to the business of developing intellectual property and managing breeding activities for the development of Camelina sativa used for biofuels feedstock.

B.           In connection with the APA, the Parties have agreed to enter into this facilities sublease and license agreement, pursuant to which GCEH will lease from TGI space in TGI’s research station (the “Building”) located at 310 Laura Louise Rd., Units A and B, Bozeman MT 59718 (the “Premises”), which Building includes a seed laboratory along with related equipment and storage facilities and greenhouse space required for its breeding program.  GCEH will also provide access to TGI to certain equipment as specified in this Agreement.

C.           TGI and GCEH are concurrently entering into a Consulting Agreement pursuant to which TGI and certain of its employees will provide consulting services to GCEH (the “Consulting Agreement”).

NOW, THEREFORE, the Parties hereby agree as follows:

1. Sublease of Seed Laboratory, Greenhouse and Office Space.

1.1 Sublease.  During the Term of this Agreement, and subject to the limitations set forth in this Agreement, TGI leases to GCEH and GCEH leases from TGI that portion of the Building consisting of approximately 3,149 square feet, comprised of 412 square feet of offices, and 50% of the existing seed lab, shop, molecular and genetics lab, as shown by the cross hatching on the map attached hereto as Appendix A (collectively, the “Space”), and the shared right to use common areas (reception area, conference rooms, break rooms, corridors and mechanical space) (collectively, the “Common Areas”).  GCEH’s use of the Space and the Common Areas will be limited to only the GCEH Authorized Employees (as defined below).  Except as authorized by this Agreement, other than the Space and the Common Areas, GCEH is prohibited from using any other physical area within the Building; provided however that the Authorized Employees may make incidental, non-exclusive use of other areas of the Building for the purpose of engaging in scientific colloquy with other users of the Building and for entering and leaving the Building.

1.2 Purpose.   Except as authorized by this Agreement, the GCEH Authorized Employees may use the Space for bona fide biological research and for general office and administrative purposes only and for no other purpose whatsoever.  GCEH will comply promptly with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record and requirements in effect during the Term regulating its use of the Space, and GCEH will not use or permit the use of the Space or the Common Areas in in any manner that will tend to create waste or a nuisance, or which will tend to disturb TGI’s employees, invitees, subtenants and others.

1.3 Incorporation of Master Lease.

(a) Except as otherwise expressly provided herein with respect to, among other issues, the Space, the commencement and termination dates and rent, this sublease is made upon and will be subject to those specific terms and conditions of the Lease (the “Master Lease”) set forth in Attachment 2 (the “Applicable Terms”) as if TGI were the Lessor and GCEH were the Lessee under the Master Lease; and during the term of this sublease, GCEH agrees to perform, observe and be bound by all of the promises, obligations, acknowledgments, terms, and conditions by, of, or stated in the Applicable Terms.

(b) GCEH, in addition to performing other obligations hereunder, will (i) assume the hold harmless and indemnification obligations required of the Lessee under the Applicable Terms, and (ii) maintain and provide evidence of the same liability, property damage and other insurance policies as required to be maintained by the Lessee under the Applicable Terms, on which TGI and the Lessor will be named as additional insureds.

(c) In case of any default hereof by GCEH, TGI has all rights against GCEH as would be available to the landlord against the tenant under the Applicable Terms if such default were by the tenant thereunder.  Notwithstanding anything herein to the contrary, TGI does not by this agreement to sublease promise or agree to perform any obligation undertaken or assumed by Lessor under the Master Lease or the Applicable Terms.

1.4 Care.  GCEH agrees to use commercially reasonable care in the use of the Building, the Premises, and any property or equipment located therein.  If GCEH damages any TGI equipment, personal property or any portion of the Building (collectively “Property”) or the Premises, it will promptly pay to TGI upon request any direct costs and expenses TGI incurs to cause the Property or Premises to be repaired.   If TGI determines that the Property or Premises cannot be repaired, GCEH will promptly pay to TGI any direct costs and expenses TGI incurs to replace the Property or the affected portion of the Premises.

1.5 Notices or Advertisements.  GCEH may place (by any method or means) any signs, notices, advertisements or other postings of any kind in or around the Building or Premises identifying the Building as holding GCEH offices and laboratory space.

1.6 Such identification must be consistent with TGI policies at the time and with the Master Lease.

2. Use of GCEH Equipment.

2.1 License to Use.  During the Term, and subject to the limitations set forth herein, GCEH grants to TGI a license to use the following equipment (the “Equipment”):

Kubota 4 wheeler tractor
Wintersteiger Combine
Hege Planting machine
Seed cleaner and cart
Tilt trailer
Cheyenne Silverado
GMC Sierra
Miscellaneous office equipment/ furniture

Only TGI employees and qualified contractors may use the Equipment and only if and when it is available.  TGI will forward a request to GCEH for the use of the Equipment, at least 2 weeks in advance, specifying the number of days (or hours) required; provided, however, that GCEH will make the Equipment available to TGI for its use a minimum of 16 hours per work week (M-F) during planting, harvesting and data analysis periods.  In addition, Fernando Guillen-Portal will have the sole use of the GMC Sierra as long as he remains the “Key Personnel” under the Consulting Agreement.

2.2 Purpose.   TGI may use the Equipment solely for the execution of activities required by TGI’s wheat tilling program, which include:

(a) Preparing seed for the implementation of field evaluations and/or seed expansions, processes that involve cleaning-, weighing-, counting-, labeling-, and packing-seed materials. These operations are to be performed at the seed lab in the Building;

(b) Evaluating and expanding genetic materials in the field, which requires planting plots and/or strip plots, managing, collecting data, and harvesting. For the conduction of these operations, TGI will make use of the field Equipment (trailer, truck, tractor, planter, mower, and combine harvester, other minor harvesting tools) and are to be performed at the seed lab in the Building and in the field;

(c) Processing harvested seed from field evaluations, which will consist of cleaning-, weighing-, counting-, labeling-, packing-, and storing-seed

(d) materials. These operations are to be performed both at the shop space and at the seed lab in the Building.

2.3 Care.  TGI agrees to use commercially reasonable care in the use of any Equipment.  If TGI is responsible for damage to any Equipment, it will promptly pay to GCEH upon request any direct costs and expenses GCEH incurs to repair the damage.  If the Equipment cannot be repaired, TGI will promptly pay to GCEH any direct costs and expenses incurred by GCEH to replace the damaged Equipment.

3. Limitations and Restrictions on Building Use

3.1 Electrical.  Greenhouse Space notwithstanding, GCEH may only use Building electricity to operate office equipment, conventional lighting and small appliances. All other use of Building electricity is prohibited without the written consent of Fernando Guillen-Portal (the “Site Manager”).  If GCEH desires to use electricity for any other purpose, it will first obtain the approval of TGI as to the nature and extent of such use.  Any installation or wiring necessary for such use of Building electricity may only be performed by persons authorized by TGI at the expense of GCEH.

3.2 Alterations.  GCEH accepts the Space in its present condition.  GCEH will not make (i) make any alterations, installations, additions or improvements to the Space, or (ii) demand that TGI make any improvement thereon or provide any maintenance thereof other than as specifically agreed to herein.

3.3 Limitations. Without the written consent of TGI (and under the supervision of the Site Manager), GCEH will not (a) remove any furniture, fixtures or other decorative property from the Building; (b) place any locks of any kind upon the doors or windows of the Building, change any existing locks upon the doors or windows of the Building; or (c) permit any of its employees or invitees to smoke inside the Building or on the Premises.  GCEH will take reasonable measures to ensure that the Building is completely secure and locked upon its departure from the Building if it or a GCEH’s Authorized Employee is the last user to depart the Building.

4. Term.

4.1 Initial Term.  Unless earlier terminated as provided below, the Term of this Agreement will be for two (2) years from the Effective Date.

4.2 Termination for Breach.  Either party may terminate this Agreement by giving the other party written notice of termination if the other party commits a breach of or default under this Agreement and fails to cure such breach or default within fifteen (15) days after the terminating party gives the other party written notice of the breach or default and its intent to terminate this Agreement if the breach or default is not cured.

4.3 Result of Expiration or Termination. Upon expiration or earlier termination of this Agreement, (i) TGI will immediately cease use of the Equipment, (ii) GCEH will immediately surrender the Space to TGI, (iii) GCEH will immediately remove all of its equipment and property from the Building (including, without limitation, all Hazardous Materials (defined below) it brought into the Building), and (iv) GCEH will pay to TGI in full any amounts owing under this Agreement.  If GCEH has not removed its property and equipment on the third business day following termination or expiration of the Agreement, then any equipment and property remaining in the Building will be deemed conveyed to TGI and will then constitute the property of TGI.   If upon expiration or earlier termination of this Agreement, GCEH fails to timely remove any of its Hazardous Materials from the Building, TGI may, at GCEH’s expense, dispose of such Hazardous Materials.

4.4 Survival.  Notwithstanding the foregoing, expiration or termination of the Agreement for any reason does not release any Party from any liability that, at the time of such termination, has already accrued to the other Party.   Sections 7, 8, 9, 10, and 11 of this Agreement, and any other section or part thereof that by its nature reasonably should be interpreted to survive, will survive the expiration or earlier termination of this Agreement for any reason.

5. Compensation.  GCEH will pay TGI for use of the Space at the rates and terms set forth on the attached Appendix B.

6. Authorized Employees

6.1 Names of Authorized Employees.  The following persons constitute the GCEH authorized employees (“GCEH Authorized Employees”) as of the Effective Date:

1.           Richard Palmer

2.           Donna Reilly

3.           ________________________________

4.           ________________________________

5.           ________________________________

6.2 Changes to Authorized Employees.  Upon fifteen (15) days prior written notice to TGI, GCEH may change any one or more of the GCEH Authorized Employees. The total number of authorized employees of GCEH at any one time may not exceed ten (10).

6.3 Conduct of Authorized Employees.  While on the Premises or within the Building, Authorized Employees must act in a businesslike manner, wear attire appropriate to the daily activities of their job position, obey the safety and security guidelines of TGI, and refrain from engaging in any activity that will interfere with the activities of TGI or any other users of the Building. Authorized Employees may not obstruct any corridors, hallways, elevator, or stairways in the Building.

7. Hazardous Materials

7.1 GCEH must comply with all Environmental Laws (defined below) in connection with the use, storage, generation, handling, transportation or disposal of any Hazardous Materials (defined below) on, under or about the Building, the Premises, or any portion thereof.

7.2 As used herein, the term “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment, including, without limitation, petroleum products and their derivatives, all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof listed in the United States Department of Transportation Hazardous Materials Table [49 C.F.R. § 172.101], as amended from time to time, or listed, defined or regulated in any manner by any Environmental Law.  As used herein, the term “Environmental Laws” means any and all federal, state or local environmental, health and/or safety-related regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future relating to the human health and the environment or to any Hazardous Material (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.).

7.3 GCEH must promptly notify TGI in writing of (i) any notices of violation or any potential or alleged violation of any Environmental Law; (ii) any and all inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to GCEH, the Building or the Premises; and (iii) all claims made or threatened by any third-party involving GCEH, the Building or the Premises.  Upon TGI’s request, GCEH will provide to TGI copies of all documents related to in any way to the foregoing.

7.4 GCEH will indemnify, defend and hold harmless TGI against any and all losses, liabilities, suits, obligations, fines, damages (including diminution in the value of the Building or Premises, loss or restrictions on use of space in the Building or Premises, and sums paid in settlement of claims), judgments, penalties, claims, charges, cleanup costs, remedial actions, costs and expenses (including, without limitation, attorneys’ and other professional fees and TGI disbursements) that may be imposed on, incurred or paid by, or asserted against TGI, the Building, or the Premises by reason of, or in connection with the acts or omissions of GCEH or any Authorized Employee resulting in the release of any Hazardous Materials.  All of GCEH’s obligations and liabilities under this Section 7 will survive expiration or other termination of this Agreement and will be separately enforceable by TGI..

8. Indemnity.   In addition to the indemnification provided for in section 7.4, GCEH will defend and indemnify TGI against and hold it harmless from any claim arising out of or related to (a) GCEH’s use of the Space, any Property, the Building, or the Premises; (b) GCEH’s activity in the Building or on the Premises or anything else done or permitted by GCEH to be done in or about the Building or the Premises; (c) any breach in the performance of any obligation on GCEH’ s part to be performed under this Agreement; or (d) any injury to, or death of, any person or persons or damage to the Building, Property or the Premises which arises in any way from the activities of GCEH or its agents or employees.  All of GCEH’s obligations and liabilities under this section 8 will survive expiration or other termination of this Agreement and will be separately enforceable by TGI.

9. Disclaimers of Warranties.

9.1 TGI makes no representations or warranties, express or implied, in connection with the Space, the Building or the Premises including, without limitation, the implied warranties of merchantability or fitness for a particular purpose. TGI specifically disclaims any such warranties.  To the extent TGI authorizes GCEH to use any of its equipment or personal property under this Agreement, it does so on an “AS IS, WHERE IS BASIS” and “WITH ALL FAULTS.”

9.2 GCEH makes no representations or warranties, express or implied, in connection with its Equipment, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose. GCEH specifically disclaims any such warranties.  To the extent GCEH authorizes TGI to use its Equipment under this Agreement, it does so on an “AS IS, WHERE IS BASIS” and “WITH ALL FAULTS.”

10. LIMITATION OF LIABILITY.  Neither party will be liable to the other under this Agreement for any consequential, incidental, direct, indirect, special, lost profits or punitive damages relating to the subject matter of this Agreement or any term or condition and including, without limitation, the Equipment, or GCEH’s personal property in the Building, even if the other party has been advised of the possibility of such damages, and even in the event of fault, tort (including negligence), misrepresentation, strict or product liability.

11. Confidentiality.

11.1 During the Term, a party (a “Disclosing Party”) may disclose to the other party (a “Receiving Party”) Confidential Information of the Disclosing Party.  The Receiving Party agrees to keep confidential any and all Confidential Information of the Disclosing Party and will not use or disclose such Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means (a) the status of and terms of this Agreement, and (ii) any trade secrets or other confidential or non-public information of the Disclosing Party, whether of a technical, business or other nature, including without limitation information that relates to the actual or anticipated business, finances, products, plans, research or development of the Disclosing Party and any proprietary information, technical data, trade secrets, and know-how of the Disclosing Party, whether disclosed to Receiving Party by Disclosing Party, directly or indirectly, in writing, orally or received by Receiving Party by inspection or observation of tangible items.

11.2 The foregoing restrictions do not apply to any information that the Receiving Party can show, by documentary evidence, (a) was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party, as evidenced by the prior written records of the Receiving Party; (b) either before or after the date of the disclosure to the Receiving Party, is lawfully disclosed without restriction on disclosure to the Receiving Party by an independent, unaffiliated third party whose disclosure of such information does not violate any obligation to or right of the party owning or controlling the Confidential Information; (c) either before or after the date of the disclosure to the Receiving Party, becomes published or generally known through no fault or admission on the part of the Receiving Party; or (d) can be shown by written documents to have been independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

11.3 Notwithstanding Section 11.1, Receiving Party may disclose or produce any Confidential Information if and to the extent required by any discovery request, subpoena, court order or governmental action, provided that Receiving Party gives Disclosing Party reasonable advance notice of the same (e.g., so as to afford Disclosing Party a reasonable opportunity to appear, object, and obtain a protective order or other appropriate relief regarding such disclosure).

11.4 If for any reason this Agreement is terminated, each Receiving Party will promptly return to the other party or, at its option, destroy all copies of material containing confidential or proprietary information disclosed to such Receiving Party by the Disclosing Party. The redelivery or destruction of such material will not relieve the Receiving Party of its obligation regarding confidentiality.

12. General

12.1 Assignment.  Neither Party may assign or transfer this Agreement nor assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld.   Subject to the foregoing restriction, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, assigns and legal representatives.

12.2 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the purpose of this Agreement.

12.3 Governing Law and Venue.  This Agreement will be construed and enforced in accordance with the internal laws of the State of Washington.  An action brought to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement must be brought in the state or federal courts in King County, Washington. GCEH consents to venue and jurisdiction in the state and federal courts in King County, Washington.

12.4 Attorneys’ Fees and Costs.  In any judicial action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees (including a reasonable reimbursement for services of in-house counsel) and its costs incurred in connection therewith.

12.5  Complete Understanding; Modification.  This Agreement constitutes the full and complete understanding of the parties hereto and supersede all prior understandings and agreements with respect to the subject matter hereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

12.6 Waiver.  A Party hereto will not be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such waiving Party.  No delay in exercising any right will operate as a waiver or will a waiver given on one occasion operate as a waiver of such right on a future occasion.

12.7 Notices.    Any notice under this Agreement given by either party to the other will be in writing and in English and delivered either (a) in person or by email, first-class, registered, or certified mail or overnight delivery service, return receipt requested, postage prepaid, or (b) by facsimile with a hard copy mailed or delivered as provided in (a) above unless first acknowledged received by the recipient in writing whether by facsimile or other means.

If to TGI:                                Targeted Growth, Inc.
2815 Eastlake Ave E Suite 300
Seattle WA  98102
Attention:  Robert Woods, CEO
Email:  rwoods@targetedgrowth.com

If to GCEH:                            Global Clean Energy Holdings, Inc.
100 W. Broadway, Suite 650
Long Beach, CA 90802
Attention:  Richard Palmer, President and CEO
Email: rpalmer@gceholdings.com

Either party may by written notice, designate a new or other address to which such notice, demand or communication should thereafter be given, made or mailed.

12.8 Relationship of the Parties.  The Parties are each independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither Party will have the power to obligate or bind the other Party.

-- Signature Page Follows --

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TARGETED GROWTH, INC. By: /s/ MargaretMcCormick Title: Chief Operating Officer	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ Richard Palmer Title: President and CEO Date: May 24, 2013

APPENDIX A

DESCRIPTION OF SPACE

[ADD FLOOR PLAN OR OTHER DESCRIPTION OF SPACE]

[PENDING]

APPENDIX B

RATES AND TERMS

GCEH will pay to TGI a monthly rental fee for use of the Space based upon the actual prop rated costs of the square footage being leased, as well as a portion of the utilities, maintenance and insurance expense for operation of the Space as initially agreed upon in the table below.

	Total Expense	Specific to TGI	Specific to GCEH	Portion Shared	% shared expenses allocated to GCEH	$ shared expenses allocated to GCEH	Due from GCEH
	a	b	c	d = a-b-c	e	f = d x e	c + f

Rent					X%	-
Electricity					X%
Gas				-	X%	-	-
Water				-	X%	-	-
Telephone / Internet				-	X%	-	-
Insurance				-	X%	-	-
Subdivision assessments				-	X%	-	-